Exhibit 99.1

NASDAQ:GFED www.gbankmo.com

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
2144 E Republic Road, Suite F200
Springfield, MO 65804
417-520-4333

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary SECOND QUARTER 2018 financial results AND

successful CLOSING AND MERGER OF hoMETOWN bANCSHARES, iNC.

AND ITS sUBSIDIARY, hOMETOWN bANK, national ASSOCIATION

SPRINGFIELD, MO – (July 19, 2018) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank (the “Bank”), today announces the following preliminary results for the second quarter ended June 30, 2018. The results were negatively impacted by the expected $3.2 million of one-time, nonrecurring costs associated with its acquisition of Hometown Bancshares, Inc. (“Hometown”). These additional costs incurred during the quarter included a significant core processing vendor contract termination of approximately $2 million. Other acquisition costs included legal, professional, employee benefit and other data processing expense.

Net loss available to common shareholders for the quarter ended June 30, 2018 was ($343,000) and diluted earnings (loss) per common share (“EPS”) was ($0.08). Excluding the acquisition costs discussed above, the Company would have reported net income and diluted EPS of $1,916,000 and $0.43, respectively. For the second quarter of 2017, the Company reported net income of $1,593,000 and diluted EPS of $.36, respectively.

For the six months ended June 30, 2018, the Company reported net income and EPS of $1,012,761 and $0.23, respectively. Excluding the above acquisition costs, the Company would have reported net income and diluted EPS of $3,418,000 and $0.76, respectively. For the six months ending June 30, 2017, the Company reported net income and EPS of $3,022,000 and $.68, respectively.

Acquisition of Hometown, Headquartered in Carthage, Missouri

As previously announced, on April 2, 2018 (the “Acquisition Date”), the Company completed its $4.6 million cash purchase of Hometown. Hometown’s subsidiary bank, Hometown Bank, National Association, was merged into Guaranty Bank on June 8, 2018.

Shaun A. Burke, President and Chief Executive Officer of the Company stated, “We are entering an exciting new era. The merger expands our footprint in Southwest Missouri and creates economies of scale to create the operational efficiencies found in a larger company. We are excited to finally have the Hometown team join our organization and are already encouraged by the growth opportunities in the Joplin MSA. Once we get past the ‘noise in the numbers’ and the nonrecurring merger expenses, we are confident the results of the combined company will further enhance long-term shareholder value.”

As of the Acquisition Date, Hometown’s balance sheet had total assets of $177.7 million, consisting primarily of loans totaling $150.4 million. Total deposits were $161.0 million. Preliminary purchase accounting adjustments were recorded as of the Acquisition Date, resulting in goodwill of $2.6 million. A table below summarizes the assets acquired and liabilities assumed from Hometown.

Select Quarterly Financial Data

Below are selected financial results for the Company’s second quarter of 2018, compared to the first quarter of 2018 and the second quarter of 2017.

	Quarter ended
	June 30, 2018	March 31, 2018	June 30, 2017
	(Dollar amounts in thousands, except per share data)
Net income (loss) available to common shareholders	$(343)	$1,356	$1,593

Diluted income (loss) per common share	$(0.08)	$0.30	$0.36
Common shares outstanding	4,406,432	4,403,965	4,374,725
Average common shares outstanding , diluted	4,471,893	4,466,786	4,426,411

Annualized return on average assets	-0.14%	0.70%	0.85%
Annualized return on average equity	-1.48%	7.25%	8.68%
Net interest margin	3.54%	3.28%	3.34%
Efficiency ratio	102.99%	74.50%	62.95%

Tangible common equity to tangible assets	7.26%	9.40%	9.75%
Tangible book value per common share	$15.73	$17.22	$16.76
Nonperforming assets to total assets	1.42%	1.21%	1.47%

The following were key items impacting the second quarter operating results as compared to the same quarter in 2017 and the financial condition results compared to December 31, 2017:

Net Interest income – Net interest income totaled $7,972,267 for the quarter as compared to $5,889,199 during the prior year quarter, an increase of 35%. Net interest income attributable to Hometown totaled $1,250,672 for the quarter and net interest income attributable to purchase accounting adjustments, primarily the accretion of the loan discount, was $454,792. Net interest margin was 3.54% as compared to 3.34% for the prior year quarter. See the Analysis of Net Interest Income and Margin table below for the second quarter.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets increased to $13.6 million as of June 30, 2018 as compared to $10.2 million as of December 31, 2017. $3.9 million of this increase was due to the acquisition of Hometown.

Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $500,000 during the quarter, a decrease from the $575,000 recognized during the prior year quarter. The provision for the quarter was primarily due to the increased reserves needed for growing loan balances for construction lending and various reserves on a few specific problem credits. At June 30, 2018, the allowance for loan losses of $7.6 million was 0.97% of gross loans outstanding (excluding mortgage loans held for sale), representing a decrease from the 1.12% as of December 31, 2017.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through the acquisition of Hometown were recorded at fair value; therefore, there was no allowance associated with Hometown’s loans at acquisition. Management continues to evaluate the allowance needed on the acquired Hometown loans factoring in the net remaining discount ($5.6 million at June 30, 2018).

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Noninterest Income – Non-interest income increased $586,752 (43%) during the quarter primarily due to the Company’s increased income from sales of fixed-rate mortgage loans and Small Business Administration (“SBA”) loans, $194,000 combined. The Company also experienced a significant increase of approximately $262,000 in service charges, primarily due to the Hometown acquisition.

Noninterest Expense – Non-interest expenses increased $5,654,721 (124%) due to a few significant factors discussed below.

Due to the acquisition, $3,192,050 of one-time, nonrecurring merger costs were incurred during the quarter (further detailed above).

Salaries and employee benefits increased $1,167,093 for the quarter and is primarily due to the Hometown acquisition, $604,000, and also the Company’s existing expansion in the Joplin, Missouri market, pre-acquisition.

Occupancy expenses increased $552,511 for the quarter primarily due to the Company’s move to a new headquarters during the fourth quarter of 2017. Lease expense on the new facility began in January 2018 and total expense was $154,867 for the quarter. The remaining increase relates to depreciation on furniture and fixtures for the new facility and Hometown.

Amortization expense of the core deposit intangible from the Hometown acquisition was $220,000 for the quarter. There was no amortization during the prior year quarter.

Capital – At June 30, 2018, stockholders’ equity increased to $75.2 million compared to $74.9 million at December 31, 2017. On a per common share basis, tangible book value decreased to $15.73 at June 30, 2018 as compared to $17.10 as of December 31, 2017. This reduction was due to the acquisition of Hometown.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains (losses) on sales of available-for-sale securities
●	Gains (losses) on foreclosed assets held for sale

●	Provision for loan loss expense
●	Provision (credit) for income taxes
●	Merger costs

A reconciliation of the Company’s net income to its operating income for the three and six months ended June 30, 2018 and 2017 is set forth below.

	Quarter ended		Six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(Dollar amounts are in thousands)

Net income (loss)	$(343)	$1,593	$1,013	$3,022

Add back:
Provision (credit) for income taxes	(454)	521	(160)	1,024
Income (loss) before income taxes	(797)	2,114	853	4,046

Add back/(subtract):
Gain (loss) on investment securities	10	(62)	7	(62)
Net loss (gains) on foreclosed assets held for sale	(76)	30	(121)	(8)
Merger costs	3,192	-	3,420	-
Provision for loan losses	500	575	725	1,050
	3,626	543	4,031	980

Operating income	$2,829	$2,657	$4,884	$5,026

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 18 full-service branches in Greene, Christian, Jasper Newton and McDonald Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

	Quarter ended		Six months ended
Operating Data:	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(Dollar amounts are in thousands, except per share data)

Total interest income	$10,379	$7,242	$18,335	$14,013
Total interest expense	2,407	1,352	4,332	2,526
Net interest income	7,972	5,890	14,003	11,487
Provision for loan losses	500	575	725	1,050
Net interest income after provision for loan losses	7,472	5,315	13,278	10,437
Noninterest income
Service charges	552	290	869	558
Gain on sale of loans held for sale	617	524	997	932
Gain on sale of Small Business Administration loans	225	125	396	255
Other income	560	428	1,011	851
	1,954	1,367	3,273	2,596
Noninterest expense
Salaries and employee benefits	4,102	2,935	7,275	5,792
Occupancy	1,038	485	1,808	971
Merger costs	3,192	-	3,420	-
Amortization of core deposit intangible	220	-	220	-
Other expense	1,671	1,148	2,975	2,224
	10,223	4,568	15,698	8,987
Income (loss) before income taxes	(797)	2,114	853	4,046
Provision (credit) for income taxes	(454)	521	(160)	1,024
Net income (loss) available for common shareholders	$(343)	$1,593	$1,013	$3,022
Net income (loss) per common share-basic	$(0.08)	$0.36	$0.23	$0.69
Net income (loss) per common share-diluted	$(0.08)	$0.36	$0.23	$0.68

Annualized return on average assets	-0.14%	0.85%	0.23%	0.83%
Annualized return on average equity	-1.48%	8.68%	2.42%	8.42%
Net interest margin	3.54%	3.34%	3.43%	3.34%
Efficiency ratio	102.99%	62.95%	90.87%	63.82%

	At	At
Financial Condition Data:	June 30, 2018	December 31, 2017
Cash and cash equivalents	$30,357	$37,407
Investments	89,581	81,495
Loans, net of allowance for loan losses 6/30/2018 - $7,573; 12/31/2017 - $7,107	774,289	631,527
Goodwill	2,615	-
Core deposit intangible	3,300	-
Premises and equipment, net	22,307	10,607
Bank owned life insurance	19,967	19,741
Other assets	18,103	13,683
Total assets	$960,519	$794,460

Deposits	$764,772	$607,364
Advances from correspondent banks	90,400	94,300
Subordinated debentures	21,805	15,465
Other borrowed funds	5,000	-
Other liabilities	3,294	2,439
Total liabilities	885,271	719,568
Stockholders' equity	75,248	74,892
Total liabilities and stockholders' equity	$960,519	$794,460
Tangible common equity to tangible assets ratio	7.26%	9.43%
Tangible book value per common share	$15.73	$17.10
Nonperforming assets	$13,609	$10,245

Analysis of Net Interest Income and Margin:

	Three months ended 6/30/2018			Three months ended 6/30/2017
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$797,034	$9,819	4.94%	$608,269	$6,744	4.45%
Investment securities	88,755	528	2.39%	88,267	454	2.06%
Other assets	16,725	32	0.77%	10,289	44	1.72%
Total interest-earning	902,514	10,379	4.61%	706,825	7,242	4.11%
Noninterest-earning	64,965			39,043
	$967,479			$745,868
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$43,012	26	0.24%	$29,509	14	0.19%
Transaction accounts	425,153	1,126	1.06%	340,975	459	0.54%
Certificates of deposit	211,246	568	1.08%	114,227	273	0.96%
FHLB advances	77,991	406	2.09%	104,255	450	1.73%
Other borrowed funds	1,109	4	0.00%	-	-	0.00%
Subordinated debentures	21,651	277	5.13%	15,465	156	4.05%
Total interest-bearing	780,162	2,407	1.24%	604,431	1,352	0.90%
Noninterest-bearing	94,344			68,342
Total liabilities	874,506			672,773
Stockholders’ equity	92,973			73,095
	$967,479			$745,868
Net earning balance	$122,352			$102,394
Earning yield less costing rate			3.38%			3.21%
Net interest income, and net yield spread on interest earning assets		$7,972	3.54%		$5,890	3.34%
Ratio of interest-earning assets to interest-bearing liabilities		116%			117%

Guaranty Federal Bancshares, Inc.
Net Assets Acquired from Hometown
April 2, 2018

	Acquired from	Fair Value	Fair
	Hometown	Adjustments	Value
Assets Acquired
Cash and Due From Banks	$7,083	$-	$7,083
Investment Securities	7,521	-	7,521
Loans	150,390	(6,471)	143,919
Allowance for Loan Losses	(2,348)	2,348	-
Net Loans	148,042	(4,123)	143,919

Fixed Assets	9,268	798	10,066
Foreclosed Assets held for sale	1,647	(400)	1,247
Core Deposit Intangible	-	3,520	3,520
Other Assets	4,146	1,283	5,429

Total Assets Acquired	$177,707	$1,078	$178,785

Liabilities Assumed
Deposits	161,001	247	161,248
Federal Home Loan Bank advances	2,000	-	2,000
Securities Sold Under Agreements to Repurchase	2,159	-	2,159
Other borrowings	3,000	-	3,000
Subordinated debentures	6,186	176	6,362
Other Liabilities	2,003	-	2,003
Total Liabilities Assumed	176,349	$423	176,772

Stockholders' Equity
Common Stock	231	(231)	-
Capital Surplus	18,936	(18,936)	-
Retained Earnings	(17,587)	17,587	-
Accumulated Other Comprehensive Loss	(222)	222	-
Treasury Stock	-	-	-
Total Stockholders' Equity Assumed	1,358	$(1,358)	-

Total Liabilities and Stockholders' Equity Assumed	$177,707	$(935)	$176,772

Net Assets Acquired			$2,013
Purchase Price			4,628
Goodwill			$2,615